Exhibit 10.78

DYNAVAX TECHNOLOGIES CORPORATION

April 2, 2013

Mr. Eddie Gray

[Personal ADDRESS]

Via email: [Personal EMAIL]

Re:	Executive Employment Terms

Dear Eddie:

On behalf of the Board of Directors (the “Board”) of Dynavax Technologies Corporation (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). Your employment shall commence on or before June 1, 2013.

Employment and Board Positions and Duties

You will be employed as Chief Executive Officer (“CEO”), and you will report to the Board. You will have those duties and responsibilities as customary for a CEO and as may be directed by the Board. You will be based in, and work from, the Company’s corporate headquarters in Berkeley, California, and your position will entail business travel. On or promptly after the commencement of your employment, the Company will use its best efforts to appoint you as a member of the Board during your service as CEO. In the event of the termination of your employment for any reason (whether at your request or the Company’s request), or your removal from the position of CEO, you agree to promptly resign as a member of the Board, effective no later than such termination or removal date. During your employment with the Company, you will devote your full-time best efforts to the business of the Company.

Base Salary and Employee Benefits

Your base salary will be paid at the initial rate of $41,666.67 per month (an annual rate of $500,000), less standard payroll deductions and tax withholdings. You will be paid your base salary on a semi-monthly basis, on the Company’s normal payroll schedule. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and positions. You will not be eligible for extra payment under the overtime laws.

As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), including but not limited to: medical insurance, paid holidays, life insurance, disability insurance, long-term care insurance, Flexible Spending Account, 401(k) plan, and Employee Stock Purchase Plan. As a member of the Company’s executive team, you will not accrue vacation or paid time off, although you will be eligible to take paid time off under the Company’s Personal Time-Off Policy.

The Board will review your base salary for potential modification on an annual basis, provided that, the Board may not decrease your base salary except proportionately in connection with an across-the-board decrease of base salaries applicable to all senior executives of the Company.

Annual Discretionary Incentive Bonus

In this position, you will be eligible to earn an annual incentive bonus at the target amount of sixty percent (60%) of your base salary, as determined within the discretion of the Board. The incentive bonus will be based upon performance with respect to both corporate and individual milestones to be determined within the discretion of the Board. Following the close of each calendar year, the Board will determine whether you have earned an incentive bonus, and the amount of any incentive bonus. Generally, incentive bonuses are paid in the first quarter of the following year. You must be an employee in good standing on the bonus payment date to be eligible to receive a

Mr. Eddie Gray

April 2, 2013

bonus. Incentive bonuses are not guaranteed, with the exception that, with respect to the 2013 incentive bonus (to be paid in the first quarter of 2014), you will receive a 2013 incentive bonus payment calculated at the target amount and prorated for the period of your actual employment in 2013, if you remain an employee in good standing on the 2013 bonus payment date.

Relocation Bonus

You will receive a one-time cash bonus in the amount of $200,000 (the “Relocation Bonus”), subject to required payroll deductions and tax withholdings, to be paid on the first regular payroll date following your commencement of employment. As discussed, the Relocation Bonus is intended to be used for your costs incurred in connection with your relocation to the San Francisco Bay Area, including but not limited to moving expenses, flights, temporary housing, shipment of goods, legal fees, and tax advice. The Relocation Bonus is the only form of relocation assistance that the Company will provide you, regardless of whether your total costs exceed the amount of the Relocation Bonus, and you will not be eligible for any additional payments for reimbursement of expenses, tax assistance or equalization, or the like. In addition, if you voluntarily terminate your employment prior to the one-year anniversary of your start date, you are required to repay the full amount of the Relocation Bonus to the Company, to be paid within thirty (30) days after your resignation date.

Stock Options

The Company shall grant you stock options under the Company’s 2011 Equity Incentive Plan (the “Equity Plan”) as follows: (a) an initial stock option grant to purchase 1,500,000 shares of the Company’s Common Stock (the “Hire Option”) on or promptly following your hire date; and (b) a second stock option grant to purchase 750,000 shares of the Company’s Common Stock (the “Second Option”) shall be made on the date of the first Board meeting of 2014 (provided that you continue in the position of CEO through such time). You will also be eligible for consideration by the Board of an additional “merit” stock option grant based upon your performance in 2013 (the “Merit Option”), provided that you remain employed through the date that annual merit grants are routinely considered by the Board.

If granted, the exercise prices for the Hire Option, Second Option, and Merit Option, will be set at the fair market value of the Common Stock as in effect on the date of each such grant, and each such Option will be subject to a four-year vesting period conditioned upon your “Continuous Service” (as defined in the Equity Plan), with twenty-five percent (25%) of the shares subject to each Option vesting on the one year anniversary of the applicable vesting commencement date, and one-forty-eighth (1/48th) of the shares subject to each Option vesting thereafter for each month of your Continuous Service. Your Options will be governed by the terms and conditions of the Equity Plan and your individual Option agreements.

In addition to the four-year vesting schedules discussed above, the Options will be subject to accelerated vesting under certain circumstances as provided in the Management Continuity and Severance Agreement between you and the Company (as provided further below).

Compliance With Proprietary Information Agreement and Company Policies

As a condition of employment, you must sign and comply with the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), enclosed with this letter. In addition, you will be expected to abide by the Company’s policies and procedures, as they may be modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook (and provide additional such acknowledgements as the Handbook may be modified from time to time).

Mr. Eddie Gray

April 2, 2013

Protection of Third Party Information

In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party; and not to violate any lawful agreement that you may have with any third party. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession or control of any confidential documents, information, or other property of any former employer. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company or which could present a conflict of interest with the Company.

Outside Activities

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein, and with prior written disclosure to and consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities (including charitable activities) not expressly mentioned in this paragraph. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, you will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

At-Will Employment Relationship

Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time with or without cause or prior notice.

Severance Benefits

You will be eligible for certain severance benefits in connection with the termination of your employment under certain circumstances, as set forth in the Management Continuity and Severance Agreement enclosed with this letter.

Dispute Resolution

To ensure the rapid and economical resolution of disputes that may arise under or relate to this Agreement or your employment relationship, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the performance, enforcement, execution, or interpretation of this Agreement, your employment or the termination of your employment (collectively, “Claims”), shall be resolved to the fullest

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April 2, 2013

extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted by JAMS, Inc. (“JAMS”) before a single arbitrator in San Francisco, California in accordance with the JAMS Employment Arbitration Rules and Procedures (which are available for review at http://www.jamsadr.com/rules-employment-arbitration/). Claims subject to this arbitration provision shall include, but not be limited to: Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; and Claims in contract, tort, or common law, including (without limitation) Claims for breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and/or emotional distress; provided, however, that this provision shall exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees you would have been required to pay if the Claims were asserted in a court of law. You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Miscellaneous

As required by federal law, this offer is contingent upon satisfactory proof of your identity and right to work in the United States. As discussed, the Company anticipates that you will be able to obtain authorization to work in the United States pursuant to an O-Visa, and your employment shall commence at a mutually agreeable time reasonably promptly after the O-Visa (or other work authorization) is obtained. This Agreement, together with your Proprietary Information Agreement and Management Continuity and Severance Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Board’s discretion in this Agreement, require a written modification approved by the Board and signed by you and a duly authorized member of the Board. This Agreement is governed by the laws of the state of California, without reference to conflicts of law principles. If any provision of this Agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this Agreement, no waiver of any right hereunder shall be effective unless it is in writing. Any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF file, shall be equivalent to original signatures.

To accept employment at the Company under the terms described above, please sign and date this letter and return it to me no later than April 30, 2013. If it is not accepted by that date, our offer of employment will expire. Please let me know if you have any questions about the terms set forth in this letter.

We are delighted to be making this offer. The Board looks forward to your favorable reply and to a productive and enjoyable work relationship.

Mr. Eddie Gray

April 2, 2013

Sincerely,

/s/ Daniel Kisner M.D.
Daniel Kisner, M.D.
Member, Board of Directors

Reviewed, Understood, and Accepted:

/s/ Eddie Gray		April 3, 2013
Eddie Gray	Date

Mr. Eddie Gray

April 2, 2013

DYNAVAX TECHNOLOGIES CORPORATION

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by DYNAVAX TECHNOLOGIES CORPORATION (the “Company”), and the compensation now and hereafter paid to me for such services, I hereby agree as follows:

NONDISCLOSURE

1.1 Recognition of the Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media, and/or cell lines, and procedures and formulations for producing any such assay components, media, and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of or consultants to the Company. Notwithstanding the foregoing, it is understood that at all such times I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how, and experience to whatever extent and in whichever way I wish.

1.3 Third-party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third-party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third-party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third-party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Current or Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any current or former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any current or former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that current or former employer or other person. I will use in the performance of my duties only information which is generally known and used by persons with

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April 2, 2013

training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	ASSIGNMENT OF INVENTIONS.

2.1 Inventions. The term “Inventions” means any and all discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, compositions, techniques, articles, and machines, as well as improvements thereof or know-how related thereto or relating to Company’s business, including actual or anticipated research and development of Company.

2.2 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, and other intellectual property rights throughout the world.

2.3 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment by the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process, or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.4 Assignment of Inventions. Subject to Sections 2.5 and 2.7, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.5 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.6 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.7 Government or Third Party. I also agree to assign all my right, title, and interest in and

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April 2, 2013

to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.8 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.9 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, and drawings, and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment by the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that, for the period of my employment by the Company, and for one (1) year after the date of termination of my employment by the Company, I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third-party Information, or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall

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April 2, 2013

be deemed given upon personal delivery to the appropriate address or, if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer and any third party to whom I may provide consulting services of my rights and obligations under this Agreement.

10.	GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed or engaged as a consultant, or am in the future employed or engaged as a consultant, by the Company. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

Mr. Eddie Gray

April 2, 2013

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: April 3, 2013

/s/ Eddie Gray
Signature

Eddie Gray
Printed Name

ACCEPTED AND AGREED TO:

DYNAVAX TECHNOLOGIES CORPORATION

By:	/s/ Michael Ostrach
Title: Michael Ostrach, VP

2929 Seventh Street, Suite 100

Berkeley, CA 94710

EXHIBIT A

TO:	DYNAVAX TECHNOLOGIES CORPORATION

FROM:	Eddie Gray
Printed Name

DATE:	April 3, 2013

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by DYNAVAX TECHNOLOGIES CORPORATION (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

/s/ Eddie Gray
(Signature)

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Sections 2870 and 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade-secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(2) Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.